Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Analysts: John Poelker- CFO 404-760-7755 / john.poelker@statebt.com

National and Atlanta Media: David Rubinger 404.502.1240/ david@rubinger.com

Middle Georgia Media: Tom Woodbery 478.796.6007/ tom.woodbery@statebt.com

State Bank Reports 1st Quarter Net Income of $8.2 Million

ATLANTA, May 16, 2011 — State Bank Financial Corporation (NASDAQ: STBZ) today announced unaudited financial results for the quarter ended March 31, 2011.  The company reported that net income for the quarter was $8.2 million representing a return on average assets of 1.23 percent and a return on average equity of 9.16 percent.  The results represented earnings of $0.25 per fully diluted share and tangible book value per share at the end of the period was $11.34.

“We are very pleased with our continued progress in managing the assets we have acquired from the FDIC since mid-2009 and are particularly heartened by the continued growth of new loans in the markets we serve in Middle Georgia and Metropolitan Atlanta. With one of the strongest capital structures of any bank in Georgia and a growing team of outstanding relationship managers and bankers we are well on our way to becoming a major banking force in our markets,” said Chairman and CEO Joe Evans.

Balance Sheet

Total assets at March 31, 2011 were $2.69 billion, a $139.8 million decrease from year-end 2010.  The decrease in the balance sheet was driven by a $152.1 million reduction in deposits as the company continues to shrink its higher cost deposits through strategies focused on building relationships with multi-service customers.  This reduction in higher cost deposits was a significant contributor to a reduction in the total cost of funds from 1.41 percent in the fourth quarter of 2010 to 1.23 percent in the first quarter of 2011. Most of this deposit reduction was matched with a reduction of $88.4 million in investments and interest bearing deposits with banks since year-end.

The largest component of the company’s loan portfolio is the portfolio acquired from the Federal Deposit Insurance Corp. (FDIC) under loss share agreements and being accounted for on a fair value basis in accordance with FASB ASC Topic 310.  At March 31, 2011 these loans had an unpaid principal balance of $1.42 billion and a fair value of $891.2 million. These amounts compare to $1.54 billion and $935.0 million respectively at December 31, 2010.  The reduction in this asset reflects continued servicing and liquidation of this portfolio of loans. A portion of the difference between fair value and contractual future cash flows of the loans acquired under the loss share agreement represents expected credit losses and is partially offset through the recognition of an FDIC receivable asset on our balance sheet.   At March 31, 2011, this asset was valued at $457.6 million and included, in addition to estimated future loss claims, amounts representing current receivables from the FDIC for loss and expense claim reimbursements pending.  Acquired loans assumed in the FDIC-assisted acquisitions are subject to on-going valuation procedures and a periodic re-estimation of cash flow expectations.   The company pointed out that earnings can be volatile given that such a large portion of its loan portfolio is comprised of acquired impaired loans.  The income recognized in any one period will vary depending on the timing and pattern of loan resolutions and expected future cash flows.

Excluding the acquired loan portfolio, other loans were $413.9 million at March 31, 2011 representing a $67.5 million or 19.5 percent growth from year-end 2010.  In terms of the total loan portfolio, this growth more than offset the $43.8 million reduction in the carrying value of the acquired loan portfolio during the first quarter.  The allowance for loan losses for these uncovered loans at March 31, 2011 was $6.2 million and represented 1.50 percent of those loans. The credit quality of the uncovered loan portfolio continues to be very solid with non-performing non-covered loans at the end of the quarter representing less than 2 percent of the portfolio.

Other real estate owned, virtually all of which is covered under loss share agreements, totaled $131.1 million at March 31, 2011 compared with $156.1 at December 31, 2010.  These assets are carried at expected net realizable value and losses incurred in the disposition of the assets are reimbursable from the FDIC under the appropriate loss share agreements.  Valuation write-downs, losses on disposition, and operating expenses for the properties during the first quarter resulted in expenses after FDIC reimbursements of $2.0 million reported as operating expense in the income statement.

The table below provides a summary of the data discussed above:

Amounts in (000’s)	March 31, 2011	December 31, 2010
Principal Balance of Covered Loans	$1,418,342	$1,538,361
Fair Value of Covered Loans	891,190	934,967
Other Real Estate Owned	131,149	156,056
FDIC Receivable	457,608	494,428

Total deposits at March 31, 2011 were $2.27 billion compared to $2.42 billion at year-end 2010, a decrease of $152.1 million.  As mentioned above, this decrease in total deposits was the result of an ongoing strategy to reduce higher cost deposit accounts in favor of demand deposits and relationship deposits with multi-service customers.  The first quarter results were also significantly impacted by the reduction in high cost and brokered deposits acquired in the acquisition of United Americas Bank in late December of 2010.  The table below shows the mix of deposits as of March 31, 2011:

Amounts in (000’s)	March 31, 2011	December 31, 2010
Demand Deposits	$229,817	$224,543
NOW, Savings & Money Market	1,492,545	1,570,458
Certificates of Deposit	525,006	575,657
Brokered CDs	22,497	51,268
Total Deposits	$2,269,865	$2,421,926

Total shareholders’ equity at March 31, 2011 was $367.5 million, an $8.1 million increase from December 31, 2010 reflecting first quarter earnings.  Tangible equity increased on a comparable basis and tangible equity per share at March 31, 2011 was $11.34 compared to $11.08 at year-end 2010.  Tangible equity to tangible assets at the end of the first quarter was 13.4 percent.

Regulatory capital ratios for the bank, State Bank & Trust Company, remain at very high levels. At March 31, 2011 the Tier 1 leverage ratio was 13.2 percent and total capital to risk weighted assets was 40.0 percent.  The total capital ratio reflects the strong equity position of the bank relative to the risk weighting of the assets related to the FDIC loss share agreements.

Earnings

Net income for first quarter of 2011 was $8.2 million compared to $13.5 million for the fourth quarter of 2010.  The table below shows the major components of earnings for the two quarters.

(Amounts in 000’s)	1st Quarter 2011	4th Quarter 2010	Change
Interest Income	$34,798	$46,691	(11,893)
Interest Expense	7,118	8,582	(1,464)
Net Interest Income	27,680	38,109	(10,429)
Provision for Loan Losses	961	2,108	(1,147)
Other Income	8,369	9,237	(868)
Gain on Purchase	0	3,722	(3,722)
Operating Expenses	19,723	20,998	(1,275)
OREO Losses and Expenses	2,021	6,319	(4,298)
Income Before Taxes	13,344	21,643	(8,299)
Provision for Taxes	5,113	8,152	(3,039)
Net Income	8,231	13,491	(5,260)

The most significant factor in the change in earnings from the fourth quarter of 2010 was an $11.9 million reduction in revenue on loans and investments. While the reduction in the balances of these assets compared to the fourth quarter contributed to this reduced revenue level, changes in cash flow projections on the acquired loan portfolio in the fourth quarter resulted in approximately $5.5 million of additional revenue recognition in that quarter.  In addition, during the first quarter of 2011 the company implemented a sophisticated cash flow projection model as a tool in calculating fair values and future cash flows on the loans accounted for under ASC Topic 310 (covered loans).  Based on updated cash flow projections for the portfolio the amount of accretable fair market value discount at March 31, 2011 has been established at $143.8 million.   The amount of income recognition in the first quarter through accretion of this discount was $25.5 million and is included in interest income.  The rate of future accretion of this discount will be determined quarterly based on updated cash flow projections.

Partially offsetting the decrease in interest income was the $1.5 million reduction in interest expense.  This was accomplished through a combination of lower levels of deposits and reduced pricing of those deposits.

The table below provides a summary of the components of net interest margin, which was 5.68 percent for the quarter:

Amounts in (000’s)	Average Balance	Interest		Yield/Rate
Invested Funds	$696,605	$2,632	(1)	1.53%
Loans	1,289,113	32,221		10.14%
Total Earning Assets	1,985,718	36,853		7.12%
Interest Bearing Funds	2,090,089	7,046		1.37%
Net Interest Margin		$27,807		5.68%

(1)          Reflects taxable equivalent adjustments using the statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis.  The taxable equivalent adjustments included above amounts to $55,000 for 2011.

The provision for loan losses for the first quarter was $961,000 compared to $2.1 million in the fourth quarter of 2010.  The provision to the allowance for loan losses is for loans not covered under FDIC loss share agreements.  No allowance has been established for loans covered by FDIC loss share.  Net charge-offs for the quarter were $98,000 and non-performing, non-covered loans at March 31, 2011 were 5.1 million, representing 1.2 percent of the uncovered loans of $413.0 million.

Other income, excluding the gain recognized on the purchase of United Americas Bank in December of 2010, was $8.4 million for the first quarter 2011 compared to $9.2 million in the fourth quarter of 2010.  The accretion of the present value discount related to the FDIC receivable increased from $3.9 million in the fourth quarter 2010 to $5.0 million in the first quarter 2011.  In addition revenue from operating fees and service charges increased during the first quarter of 2011.

Noninterest operating expenses, excluding costs associated with other real estate owned, remained virtually unchanged from the fourth quarter at $19.7 million.  Intense expense management and operational improvement initiatives under way throughout the organization continue to contribute to the company’s overall efficiency.  During the quarter, operating expenses ($19.7 million) as a percentage of total revenue net of other real estate expenses ($36.0 million) was 55.0 percent.

About State Bank Financial Corporation and State Bank & Trust Company

State Bank Financial Corporation is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.69 billion in assets throughout Middle Georgia and Metro Atlanta. State Bank has locations in Metro Atlanta, as well as Bibb, Houston, Dooly, and Jones counties in Middle Georgia.

In 2009, State Bank acquired assets and deposits of the six bank subsidiaries of Security Bank Corporation, The Buckhead Community Bank and First Security National Bank in transactions facilitated by the Federal Deposit Insurance Corporation.  In 2010, State Bank acquired assets and deposits of NorthWest Bank & Trust of Acworth, Georgia, and United Americas Bank in Atlanta.

State Bank raised approximately $300 million in capital in 2009, including investments from the executive management team, to facilitate its acquisitions.

Over the past twenty-five years, State Bank Chairman and CEO Joe Evans and his management team have led some of Georgia’s most successful community banks, including Flag Financial Corp., Century South Banks, and Bank Corporation of Georgia. State Bank Financial Corporation’s headquarters are in Atlanta, while State Bank & Trust Company is headquartered in Macon, Georgia.

To learn more about State Bank, visit www.statebt.com.

STATE BANK & TRUST COMPANY

Absolutely.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of our strategic plan, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, acquired assets and assumed liabilities in our FDIC-assisted transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

State Bank Financial Corporation	1st Quarter 2011
Quarterly Financial Summary & Trends	(Summary will be updated in future to 6 quarters)

	3/31/2011**	12/31/2010**	12/31/2009**
Balance Sheet:
Assets:
Invested Funds	691,924	780,820	482,032
Assets Under FDIC Loss Share:
Loans	1,418,342	1,538,361	1,972,659
FMV Discount	(527,152)	(603,394)	(838,160)
Net Loans	891,190	934,967	1,134,499
Other Real Estate Owned	131,074	155,981	141,690
FDIC Receivable	457,608	494,428	605,502
Total Assets Related to Loss Share	1,479,872	1,585,376	1,881,691
Other Loans:
Loans	413,857	346,391	47,389
Allowance for Loan Losses	(6,214)	(5,351)	(2,524)
Net Other Loans	407,643	341,040	44,865
Premises & Equipment	32,157	31,908	2,295
Intangible Assets	8,970	9,194	12,334
Cash & Due From Banks	10,371	25,843	48,681
Other Assets	57,811	54,398	26,060
Total Assets	2,688,748	2,828,579	2,497,958

Liabilities & Equity:
Deposits:
Non-Interest Bearing Demand	229,817	224,543	187,746
NOW, Savings & Money Market	1,492,545	1,555,033	775,575
Certificates of Deposit	525,006	626,925	1,161,070
Brokered Deposits	22,497	15,425	29,400
Total Deposits	2,269,865	2,421,926	2,153,791
Borrowed Funds	5,371	5,246	14,606
Other Liabilities	46,059	42,064	18,797
Shareholders’ Equity	367,453	359,343	310,764
Total Liabilities & Equity	2,688,748	2,828,579	2,497,958

Total shares outstanding	31,611	31,611	31,541
Book Value per Share	$11.62	$11.37	$9.85
Tangible Book Value per Share	$11.34	$11.08	$9.46

Capital Ratios:
Tier 1 Capital to Average Assets	13.16%	12.77%	14.57%
Total Capital to Risk Weighted Assets	39.93%	44.23%	30.85%
Tier 1 Capital to Risk Weighted Assets	39.24%	43.56%	30.60%

** - 1st quarter data from Form 10-Q

** - Year-end 2010  and 2009 date from Form 10-K

State Bank Financial Corporation	1st Quarter 2011
Quarterly Financial Summary

	1st Quarter 2011	4th Quarter 2010	Full Year 2010
Earnings:
Net Interest Income:
Interest & Dividends on Invested Funds	2,577	2,456	9,139
Interest & Accretion on Loans	32,221	44,235	159,104
Total	34,798	46,691	168,243
Total Yield on Earning Assets
Interest on Deposits	7,033	8,579	37,212
Interest on Borrowed Funds	85	3	28
Total Interest Expense	7,118	8,582	37,240
Net Interest Income:	27,680	38,109	131,003
Other Revenue:
Deposit Fees and Service Charges	1,413	1,630	6,543
Accretion of FDIC Receivable Discount	4,973	3,905	15,652
Gains on FDIC Assisted Acquisitions	0	3,722	3,759
Other	1,983	2,245	6,099
Total Other Revenue	8,369	11,502	32,053
Total Revenue	36,049	49,611	163,056
Provision for Loan Losses	961	2,108	3,955
Other Expenses:
Employee Expense	11,677	10,929	42,333
Occupancy	2,106	2,161	8,549
OREO Expenses and Losses	2,021	6,319	13,986
Other	5,940	6,451	21,374
Total Expenses	21,744	25,860	86,242
Income Before Taxes	13,344	21,643	72,859
Provision for Income Taxes	5,113	8,152	27,313
Net Income	8,231	13,491	45,546

Weighted Average Basic Shares Outstanding	31,611	31,611	31,559
Weighted Average Fully Diluted Shares Outstanding	32,623	32,535	32,469
Earnings per share	$0.26	$0.43	$1.44
Fully Diluted Earnings per Share	$0.25	$0.41	$1.40

Return on Average Assets	1.23%	1.92%	1.73%
Return on Average Equity	9.16%	15.27%	13.66%

Selected Average Balances
Invested Funds	696,605	830,582	689,301
Total Loans	1,289,113	1,209,053	1,151,438
Total Earning Assets	1,985,718	2,039,635	1,840,739
Interest Bearing Deposits	2,086,513	2,169,321	2,062,668
Borrowed Funds	3,576	17,857	9,774
Total Interest Bearing Funds	2,090,089	2,187,178	2,072,442
Total Assets	2,721,009	2,786,613	2,626,566
Total Shareholders’ Equity	364,474	350,487	333,485

Net Interest Margin
Yield on Invested Funds - Taxable equivalent	1.53%	2.04%	1.34%
Total Yield on Loans	10.14%	14.51%	13.82%
Total Yield on Earning Assets	7.12%	9.09%	9.15%
Rate Paid on Deposits	1.37%	1.57%	1.80%
Rate Paid on Borrowed Funds	1.49%	0.05%	0.29%
Total Interest Expense Rate	1.37%	1.56%	1.80%
Net Interest Margin on Earning Assets	5.68%	7.42%	5.18%

Credit Quality - Loans not Under FDIC Loss Share
Balances at End of Period	412,998	342,849	342,849
Average Balance during Period	387,903	284,262	199,001
Non-Performing Assets:
Non-Accrual Loans	5,099	5,031	5,031
Other Real Estate Owned	75	75	75
Total Non-Performing	5,174	5,106	5,106
% of Total Loans & OREO	1.25%	1.49%	1.49%
Net Charge-offs	98	185	1,128
Annualized % Average Loans	0.10%	0.26%	0.57%
Allowance for Loan Losses	(6,214)	(5,351)	(5,351)
% of Total Loans	1.50%	1.56%	1.56%
% of Non-Accrual Loans	121.87%	106.36%	106.36%